Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Share Incentive Plan of Vimicro International Corporation of our reports dated May 12, 2010, with respect to the consolidated financial statements of Vimicro International Corporation, included in its Annual Report (Form 20-F) for the year ended December 31, 2009 and the effectiveness of internal control over financial reporting of Vimicro International Corporation filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming

Beijing, People’s Republic of China

May 14, 2010